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                                                                EXHIBIT (10)(cc)

                               AMENDMENT NUMBER 5
                                     TO THE
                          REYNOLDS AND REYNOLDS COMPANY
                          SUPPLEMENTAL RETIREMENT PLAN


         The Reynolds and Reynolds Company (the "COMPANY") adopted The Reynolds and Reynolds Company Supplemental Retirement Plan (the "PLAN") effective October 1, 1978. The Company has reserved the right under Section 8.5 of the Plan to amend the Plan at any time and has done so from time to time. The Company now desires to further amend the Plan as follows:


         Effective December 1, 2001, Section 1.5 shall be amended and restated in its entirety as follows:

         SECTION 1.5 - CHANGE IN CONTROL


         "CHANGE IN CONTROL" shall mean the occurrence of any of the following:

         (a) Any "person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") (other than Richard H. Grant, Jr., his children or his grandchildren, the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company), who is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing twenty percent (20%) or more of the combined voting power of the Company's then outstanding securities;

         (b) during any period of two consecutive years (not including any period prior to the execution of this Plan), individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (a), (c) or (d) of this Section) who election by the Company's shareholders was approved by a vote of at least two-thirds (2/3) of the directors at the beginning of the period or whose election or nomination for election was previously so approved cease for any reason to constitute at least a majority thereof;


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         (c)      the consummation of a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (1) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity or parent thereof outstanding immediately after such merger or consolidation or (2) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no "person" (as hereinabove defined) is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its affiliates other than in connection with the securities acquired directly from the Company or its affiliates other than in connection with the acquisition by the Company or its affiliates of a business) representing twenty percent (20%) or more of the combined voting power of the Company's then outstanding securities; or

         (d) the shareholders of the Company approve a plan of liquidation, dissolution or winding up of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.